EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-4, of our report dated January 21, 2003, except for Note 26 as to which the date is July 2, 2004, on the consolidated statements of income, changes in shareholders’ equity and cash flows of Sky Financial Group, Inc. for the year ended December 31, 2002, appearing in the Annual Report on Form 10-K of Sky Financial Group, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

September 6, 2005